EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 29, 2010 (except for Note 3 as to which the date is March 24, 2011), with respect to the consolidated financial statements of CAS Medical Systems, Inc. and subsidiaries as of December 31, 2009, and for the year then ended, which is included in its Annual Report on Form 10-K for the year ended December 31, 2010.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
August 30, 2011